Exhibit 18
May 4, 2010
The Board of Directors
ConocoPhillips
Ladies and Gentlemen:
Note 2 of Notes to Consolidated Financial Statements as of and for the three months ended March 31, 2010 of ConocoPhillips included in its Form 10-Q for the three months ended March 31, 2010 describes a change in the method of accounting for ConocoPhillips’ equity-method share of LUKOIL’s earnings from reporting current results to reporting actual results on a one-quarter lag basis. We conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2009, and therefore we do not express any opinion on any financial statements of ConocoPhillips subsequent to that date.
Very truly yours,
/s/Ernst & Young LLP
Houston, Texas